Scientific Games Reports First Quarter 2014 Results

NEW YORK, May 8, 2014 /PRNewswire/ -- Scientific Games Corporation (Nasdaq: SGMS) ("Scientific Games" or the "Company"), a leading diversified supplier of games and technology to the gaming and lottery industries, today reported financial results for the first quarter ended March 31, 2014.

"First quarter revenue rose to $388 million reflecting the first full quarter of contribution from the WMS acquisition and 7% revenue growth in our lottery business," said President and Chief Executive Officer David L. Kennedy. "Although we are seeing challenging gaming industry conditions that have negatively impacted our gaming product sales results, we believe that Scientific Games is relatively well positioned due to the diversity of revenue streams in our lottery and gaming businesses and the opportunities created by our integration efforts.

"Our first quarter results included a $60 million year-over-year increase in cash flow from operating activities and a $37 million year-over-year increase in free cash flow, reflecting the benefit of the WMS acquisition, favorable working capital changes, distributed earnings from our equity investments and our return-focused approach to capital allocation," Mr. Kennedy commented. "We continued to accelerate our integration initiatives in the 2014 first quarter and believe we remain on track to achieve at least $60 million of cost savings on an annualized run-rate basis by the end of 2014."

Summary Financial Results(1)

($ in millions, except per share amounts)	Three Months Ended March 31,		Increase/decrease
	2014	2013	Amount	%
Revenue	$388.1	$219.6	$168.5	76.7

Operating (loss) income	(12.1)	11.1	(23.2)	n/m

Net loss	(45.0)	(12.3)	(32.7)	(265.9)

Net loss per share	(0.53)	(0.15)	(0.38)	(253.3)

Net cash provided by operating activities	83.3	23.2	60.1	259.1

Non-GAAP Financial Measures:

Attributable EBITDA(2)	122.8	77.6	45.2	58.2

Free cash flow	23.7	(13.1)	36.8	n/m

Attributable EBITDA, free cash flow and EBITDA from equity investments (discussed below) are non-GAAP financial measures defined below under "Non-GAAP Financial Measures" and reconciled to GAAP measures in the accompanying supplemental tables at the end of this release.
(1) Scientific Games sold the installed base of gaming machines in its pub business on March 25, 2013. The related results of operations are presented as discontinued operations in the Company's financial statements for the 2013 first quarter. All financial results referenced in this press release are for continuing operations only, unless otherwise noted.
(2) Our definition of attributable EBITDA, which is derived from the definition in our credit agreement, was modified in the 2013 fourth quarter as a result of the replacement of our prior credit agreement with our new credit agreement in connection with the acquisition of WMS. Historical amounts have been conformed to the revised definition and recast to exclude discontinued operations. Under the revised definition, 2013 first quarter attributable EBITDA decreased by $1.0 million.

Merger Integration Update

Following the completion of the WMS acquisition on October 18, 2013, Scientific Games began executing its detailed integration plans aimed at making operations more effective and reducing the Company's cost structure. Based on the progress of its integration-related actions to date and further integration efforts planned for 2014, the Company continues to expect to achieve at least $60 million of cost synergies on an annualized run-rate basis by the end of 2014. The Company continues to expect to achieve a total of $100 million in cost savings on an annualized run-rate basis by the end of 2015. Included in the expectations for annualized cost synergies is at least $55 million of annualized cost synergies from actions already initiated or completed.

"Our comprehensive integration initiatives have generated significant cost reductions," said Scott D. Schweinfurth, Executive Vice President and Chief Financial Officer. "Across our global operations, we are focused on generating additional efficiencies, executing our strategies to capitalize on new revenue opportunities and identifying additional opportunities to increase free cash flow."

As previously announced, in the 2014 first quarter, the Company took actions to strengthen its focus on its core businesses, including by:

  Divesting its equity interest in Sportech PLC for cash proceeds of $44.9 million, which resulted in a $14.5 million gain; and
  Selling its online real-money U.K. B2C gaming operation and exiting its managed services online gaming business in Belgium, which resulted in $3.4 million of employee termination and restructuring costs and a gain in other income (expense), net, of approximately $1 million.

2014 First Quarter Business Update

Gaming Segment

Financial results and revenue metrics presented below include the results of operations for WMS in the 2014 first quarter but not in the 2013 first quarter. All WMS results are included in the Company's Gaming segment. In addition, the results of the Company's video gaming systems operations, previously included in the Lottery Systems segment, are now included in the Gaming segment for all periods presented herein.

Gaming Operating Results (in millions, except unit, per unit data and ARPDAU)	Three Months Ended March 31,		Increase/ (Decrease)
	2014	2013	Amount(1)
Revenue:
Services	$126.7	$ 34.0	$ 92.7
Product sales	67.5	4.6	62.9
Total revenue	$194.2	$ 38.6	$155.6

Cost of services	$ 36.1	$ 18.4	$ 17.7
Cost of product sales	32.7	2.6	30.1
Selling, general and administrative	44.4	7.6	36.8
Research and development	25.3	0.4	24.9
Stock-based compensation	1.5	0.5	1.0
Employee termination and restructuring	5.2	-	5.2
Depreciation and amortization	63.7	11.1	52.6

Operating loss	$(14.7)	$ (2.0)	$(12.7)

Loss from equity investments	$ (0.3)	$ (0.3)	-

Attributable EBITDA(2)	$ 62.6	$ 14.3	$ 48.3

Revenue metrics
Services revenue:
WAP and premium participation products(3)	$ 57.7	$ -	$ 57.7
Other leased and participation products(4)	29.9	27.4	2.5
Interactive gaming products and services(5)	30.8	-	30.8
Other services	8.3	6.6	1.7
Services revenue	$126.7	$ 34.0	$ 92.7

WAP and premium participation units(3):
Installed base at period end	9,076	-	9,076
Average installed base	9,142	-	9,142
Average daily revenue per unit	$70.13	-	$70.13

Other leased and participation units(4):
Installed base at period end	27,645	26,348	1,297
Average installed base	28,989	25,893	3,096
Average daily revenue per unit	$11.47	$11.75	$(0.28)

Interactive gaming products and services - social casino:
Average MAU(6)	4.9	-	4.9
Average DAU(7)	1.3	-	1.3
ARPDAU(8)	$0.23	-	$0.23

Product sales revenue:
New gaming machine sales	$ 49.9	$ 3.4	$ 46.5
Other product sales	17.6	1.2	16.4
Product sales revenue	$ 67.5	$ 4.6	$ 62.9

U.S. and Canadian new unit shipments	2,036	65	1,971
International new unit shipments	1,478	326	1,152
Total new unit shipments	3,514	391	3,123
Average sales price per new unit	$14,189	$8,662	$5,527

(1)  Percentage increase (decrease) amounts are not meaningful due to the impact of the WMS acquisition.

(2)  The 2014 and 2013 periods include $4.4 million and $3.7 million, respectively, in attributable EBITDA related to our equity investments in International Terminal Leasing ("ITL"), Roberts Communications Network, LLC ("RCN") and Sportech PLC.

(3)  WAP (wide-area progressive) and premium participation products comprise WMS participation gaming machines (WAP, LAP (local-area progressives) and standalone units) generally available only as leased units.

(4)  Other leased and participation products are comprised principally of Scientific Games server-based gaming machines, primarily in the U.K., and other leased WMS units, including 100 units that historically had been included in the WAP and premium participation installed base.

(5)  Social casino revenue is reported on a gross basis before platform fees as a result of a change in the Facebook® payment settlement process (rather than on a net revenue basis as historically reported by WMS). The reporting change represented $6.1 million of the interactive services revenue and an equal amount of cost of services in the current-year period.

(6)  MAU = Monthly Active Users and is a count of unique visitors to our sites during a month.

(7)  DAU = Daily Active Users and is a count of unique visitors to our sites during a day.

(8)  ARPDAU = Average revenue per daily active user and is calculated by dividing revenue for a period by the DAU for the period by the number of days in the period.

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Supplemental Table: WMS Full Quarter Comparative Results

The information set forth in the supplemental table below presents standalone historical data for WMS relating to the three months ended March 31, 2014 and March 31, 2013, and is provided as supplemental information. The information relating to the three months ended March 31, 2013 has been derived from the books and records of WMS and is not intended to be an indicator of the Company's future results. The supplemental information set forth in the table below should be read in conjunction with the historical financial statements of WMS that are incorporated by reference in the Company's Current Report on Form 8-K/A filed with the SEC on December 17, 2013.

	Three Months Ended March 31,		Increase/(Decrease)
Revenue metrics	2014	2013	Amount	%
(in millions, except unit, per unit and ARPDAU)
Services revenue:
WAP and premium participation units:
Installed base at period end	9,076	9,584	(508)	(5.3)%
Average installed base	9,142	9,199	(57)	(0.6)%
Average daily revenue per unit	$70.13	$69.21	$0.92	1.3%

Other leased and participation units(1):
Installed base at period end	2,728	1,546	1,182	76.5%
Average installed base	2,609	1,540	1,069	69.4%
Average daily revenue per unit	$13.15	$10.39	$2.76	26.6%

Interactive gaming products and services - social casino:
Average MAU	4.9	2.3	2.6	113.0%
Average DAU	1.3	0.6	0.7	116.7%
ARPDAU	$0.23	$0.38	$(0.15)	(39.5)%

Product sales revenue:
U.S. and Canadian new unit shipments	2,036	3,619	(1,583)	(43.7)%
International new unit shipments	1,197	1,644	(447)	(27.2)%
Total new unit shipments	3,233	5,263	(2,030)	(38.6)%
Average sales price per new unit	$15,047	$15,344	$(297)	(1.9)%
(1) Other leased and participation units comprise other leased WMS gaming machines, including 100 units that historically had been included in the WMS WAP and premium participation installed base.

Gaming Segment First Quarter Financial Highlights

  Revenue increased $155.6 million principally due to $156.6 million of revenue from WMS, partially offset by a decline in services revenue of our U.K. gaming business ("UK Gaming")
  Services revenue increased $92.7 million, reflecting $93.4 million of revenue from WMS and a benefit of $1.1 million from favorable foreign currency translation, partially offset by a decline in our UK Gaming business
    Our average installed base of 9,142 WAP and premium participation gaming machines generated average daily revenue of $70.13 per unit, a 1% increase over the amount reported by WMS in the prior-year period, despite the casino industry challenges. The increase in the average daily revenue reflected the positive performance of new games and the shift in the installed footprint to more WAP units. The installed base of WAP and premium participation units as of March 31, 2014 included 3,775 WAP and 5,301 premium participation units compared to 3,346 WAP and 6,238 premium participation units for WMS as of March 31, 2013
    Our average installed base of other leased and participation units rose to 28,989 units, reflecting the addition of 2,609 other leased units within the WMS footprint and an increase in the total average installed footprint of UK Gaming customers. The average daily revenue from other leased and participation units decreased from $11.75 to $11.47 per unit
  Services revenue from our interactive gaming business increased to $30.8 million reflecting the acquisition of WMS; social gaming revenue is reported on a gross revenue basis before platform fees reflecting a change in the payment settlement process by Facebook®, which change represented $6.1 million of the interactive services revenue in the 2014 first quarter and an equal amount in cost of services
    The growth in revenue from social gaming activities largely reflected the approximately 1.3 million average DAU for the Company's social casinos in the 2014 first quarter compared to the approximately 0.6 million average DAU reported by WMS in the prior-year period, partially offset by a decline in ARPDAU reflecting the impact of a significantly larger player audience and growth in players on mobile platforms
  Product sales revenue increased $62.9 million, primarily reflecting $63.2 million in revenue from WMS. New gaming machine sales reflected shipments of 2,036 new WMS gaming machines to U.S. and Canadian customers, comprised of 1,247 replacement units for casino operators, 405 Illinois video gaming terminals (VGTs) and 384 units for new casino openings and expansions. The 1,478 new unit shipments to international customers included 1,197 WMS units. Other product sales revenue increased by $16.4 million principally due to $16.3 million from WMS, which included sales of conversion kits, used gaming machines and parts, as well as game content subscription revenue
    New unit shipments for WMS declined to 3,233 units compared with 5,263 WMS units in the prior-year period; shipments for WMS in the prior-year quarter included 2,732 replacement units for U.S. and Canadian casino operators, 259 units for new casino openings and expansions in the U.S. and Canada, 628 VLTs for Canadian customers, no Illinois VGTs, and 1,644 units shipped to international customers
    Unit shipment declines reflected challenging gaming industry conditions, including lower casino revenue in many U.S. regional gaming jurisdictions, which we believe has resulted in constrained capital spending by casino operators along with increased competition; in addition, we believe our ship share declined modestly from that achieved in the December 2013 quarter; the decline in international new unit shipments was due in part to import limitations in Argentina
    The average selling price for WMS gaming machines declined by $297 per unit from the prior-year period, primarily reflecting lower average prices on international Bluebird®2 lite units and a shift in the mix of product sales that included a greater number of lower-priced VGTs
    New unit shipments included 1,576 Blade™ gaming machines, which represented 49% of total WMS global new unit shipments
    With more than 40 video game themes now available for the Blade™ cabinet, including four game themes developed specifically for Asian markets, the Blade gaming machines continue to perform strongly, with the original six game themes outperforming casino house average by approximately 20% one year after launch, as reported by customers
  Operating loss increased $12.7 million principally due to higher expenses:
    Selling, general and administrative expense increased $36.8 million primarily from WMS
    Research and development expense increased $24.9 million primarily from WMS
    Employee termination and restructuring costs reflected $5.2 million of charges associated with integration-related cost savings actions
    Depreciation and amortization increased $52.6 million, of which $50.9 million was from WMS, including incremental depreciation and amortization related to purchase accounting associated with the acquisition.  During the March 2014 quarter, we revised the depreciable lives of certain acquired intangible assets from a range of four to ten years to a range of three to eight years, which increased depreciation and amortization by $3.7 million in the 2014 March quarter

Gaming Segment Business Development Highlights

  In late March 2014, we launched our new 3-reel mechanical Blade Stepper gaming machine and shipped 135 units to customers, with favorable initial customer feedback and performance
  Launched the Gold Fish® Social Slots game app, a second social gaming site
  Entered into several new online gaming content agreements for real-money gaming services, including with bwin.Party digital entertainment

Instant Products Segment

Instant Products Operating Results ($ and € in millions)	Three Months Ended March 31,		Increase/(Decrease)
	2014	2013	Amount	%
Revenue:
Instant games	$126.2	$122.8	$ 3.4	2.8%
Product sales	3.1	3.5	(0.4)	(11.4)%
Total revenue	$129.3	$126.3	$ 3.0	2.4%

Cost of instant games	$ 69.9	$68.2	$ 1.7	2.5%
Cost of product sales	2.0	2.5	(0.5)	(20.0)%
Selling, general and administrative	12.3	11.5	0.8	7.0%
Research and development	0.2	0.1	0.1	100.0%
Stock-based compensation	0.7	0.8	(0.1)	(12.5)%
Employee termination and restructuring	0.4	0.3	0.1	33.3%
Depreciation and amortization	8.2	9.0	(0.8)	(8.9)%

Operating income	$ 35.6	$33.9	$ 1.7	5.0%

Earnings from equity investments	$ 5.4	$6.3	$(0.9)	(14.3)%

Attributable EBITDA(1)	$ 61.8	$61.0	$ 0.8	1.3%

Revenue metrics
Instant games by revenue type:
Participation contracts	$ 67.3	$63.4	$ 3.9	6.2%
Price-per-unit contracts	44.4	46.8	(2.4)	(5.1) %
Licensing and player loyalty	14.5	12.6	1.9	15.1%
Instant games revenue	$126.2	$122.8	$ 3.4	2.8%

Instant games revenue by geography:
United States	$ 82.1	$76.2	$ 5.9	7.7%
International	44.1	46.6	(2.5)	(5.4)%
Instant games revenue	$126.2	$122.8	$ 3.4	2.8%

U.S. lottery customers' retail sales of instant games(2)	$9,820	$9,467	$ 353	3.7%

Italy retail sales of instant games(2)	€2,476	€2,546	€ (70)	(2.7)%

(1)    The 2014 and 2013 periods include $16.9 million and $16.5 million, respectively, in attributable EBITDA from our equity investments in Lotterie Nazionali S.r.l. ("LNS"), Northstar New Jersey Lottery Group, LLC, Northstar Lottery Group, LLC, and Beijing CITIC Scientific Games Technology Co. Ltd. ("CSG").

(2)    Information provided by third-party lottery operators.

Instant Products Segment First Quarter Financial Highlights

  Instant games revenue increased $3.4 million, inclusive of an unfavorable impact from foreign currency translation of $0.6 million, which reflected:
    a $3.9 million increase primarily as a result of higher lottery retail sales by our U.S. and certain international customers to which we supply instant games on a participation basis, as well as the benefit from the first-year sales of instant games to our Northstar New Jersey joint venture and our new customer in Panama;
    a $2.4 million decrease primarily from international customers, including Italy, to which we supply instant games on a price-per-unit basis; and
    a $1.9 million increase in licensing and player loyalty revenue, primarily driven by promotional and linked games
  Total instant game retail sales of our U.S. customers grew 3.7%, while our revenue from these customers grew by 7.7%, led by higher retail sales in those jurisdictions where we supply instant games on a participation basis
  Operating income increased $1.7 million reflecting higher revenue and $0.8 million in lower depreciation and amortization, partially offset by an $0.8 million increase in selling general and administrative expense

Instant Products Segment Business Development Highlights

  Entered into a three-year price-per-unit instant games contract to continue serving as the primary supplier to La Francaise des Jeux ("FDJ"), the operator of the French National Lottery and the second largest instant game lottery in the world, which includes options for FDJ to extend the contract for three additional one-year periods
  Recently commenced sales of instant games in Greece; we have a 16.5% equity interest in the operator of the Greek State Lotteries, for which we have exclusive responsibility for game design, production and supply of instant games
  Our instant games contract with Loto-Quebec expired in January 2014; we expect to continue to supply instant games to this customer under the previous contract terms until a new contract becomes effective in the second quarter, which will represent a significantly smaller proportion of the customer's business
  Completed the installation of a new, state-of-the-art instant games printing press at the Company's Alpharetta, Georgia facility, which provides increased production capacity for our instant games

Lottery Systems Segment

Lottery Systems Operating Results ($ in millions)	Three Months Ended March 31,		Increase/(Decrease)
	2014	2013	Amount	%
Revenue:
Services	$ 50.1	$ 47.8	$ 2.3	4.8%
Product sales	14.5	6.9	7.6	110.1%
Total revenue	$ 64.6	$ 54.7	$ 9.9	18.1%

Cost of services	$ 30.4	$ 27.8	$ 2.6	9.4%
Cost of product sales	11.7	5.2	6.5	125.0%
Selling, general and administrative	5.0	4.8	0.2	4.2%
Research and development	0.4	1.4	(1.0)	(71.4)%
Stock-based compensation	0.6	0.5	0.1	20.0%
Employee termination and restructuring	-	-	-	-
Depreciation and amortization	14.3	12.6	1.7	13.5%

Operating income	$ 2.2	$ 2.4	$ (0.2)	(8.3)%

Earnings from equity investments	$ 0.4	$ 0.1	$ 0.3	300.0%

Attributable EBITDA(1)	$ 18.6	$ 17.0	$ 1.6	9.4%

Revenue metrics
Services revenue by geography:
United States	$ 27.6	$ 27.2	$ 0.4	1.5%
International	22.5	20.6	1.9	9.2%
Service revenue	$ 50.1	$ 47.8	$ 2.3	4.8%

Product sales revenue by geography:
United States	$ 1.5	$ 1.2	$ 0.3	25.0%
International	13.0	5.7	7.3	128.1%
Product sales revenue	$ 14.5	$ 6.9	$ 7.6	110.1%

U.S. lottery customers' retail sales(2)	$2,112	$2,088	$ 24	1.1%

(1)    The 2014 and 2013 periods include $1.5 million in each period in attributable EBITDA from our investment in Beijing Guard Libang Technology Co. Ltd.

(2)    U.S. lottery customers' retail sales is provided by third-party lottery operators and primarily includes sales of draw games, keno and instant games validated by the relevant system. In prior releases, the metric presented included sales of draw games only; the prior-year period retail sales information presented above conforms to the new metric.

Lottery Systems Segment First Quarter Financial Highlights

  Lottery systems revenue increased $9.9 million, inclusive of a favorable impact from foreign currency translation of $0.5 million, which reflected:
    A $2.3 million increase in services revenue, primarily reflecting an increase in sports betting service revenue from international customers, and
    A $7.6 million increase in product sales revenue, primarily reflecting higher hardware and software sales to international customers
  Operating income was essentially flat as the $9.9 million increase in revenue and $1.0 million of lower research and development expense was offset by a less profitable revenue mix and a $1.7 million increase in depreciation and amortization

Lottery Systems Segment Business Development Highlights

  Entered into a three-year contract extension with the Delaware Lottery to continue our supply of lottery and central monitoring and control systems, which contemplates the placement of a minimum of 450 VLTs at charitable gaming organizations, which will be reflected in the gaming segment
  Entered into an eight-year contract with the North Dakota Lottery, an existing customer, to provide an online lottery system, related services, marketing support and the Sciplay™ interactive platform, which includes systems for internet subscriptions and player rewards programs, with an additional two-year extension held by the lottery

Earnings and EBITDA from Equity Investments

  Earnings from equity investments decreased $0.6 million, as a small increase in earnings from LNS was offset by decreases in earnings from our other equity investments
  The $1.1 million increase in EBITDA from equity investments was primarily attributable to increased EBITDA from LNS and RCN, partially offset by lower EBITDA from CSG

Liquidity and Capital Resources

  At March 31, 2014, cash and cash equivalents were $169.1 million, an increase of $15.4 million compared to December 31, 2013
  Total debt of $3.2 billion at March 31, 2014 was essentially flat compared to December 31, 2013
  Net cash provided by operating activities increased $60.1 million, reflecting a $17.4 million increase in net earnings after adjustments for non-cash items and $26.7 million of favorable working capital and other changes, both primarily due to the acquisition of WMS, as well as a $16.0 million increase in distributed earnings from our equity method investees
  Free cash flow was $23.7 million, an increase of $36.8 million compared to the prior-year period, principally reflecting the improvement in net cash provided by operating activities, partially offset by a $23.3 million increase in capital expenditures
  Total capital expenditures increased $23.3 million, primarily due to the inclusion of $36.5 million of capital expenditures by WMS, partially offset by a reduction in lottery and UK Gaming capital expenditures
    As previously announced, based on existing contractual obligations and planned investments, we currently expect to invest up to $280 million in capital expenditures in 2014
  The Company made an equity investment of $17.7 million in ITL related to UK Gaming's roll-out of terminals for Ladbrokes and received a $22.4 million return of capital payment from LNS and $44.9 million of cash proceeds from the sale of its equity interest in Sportech PLC, of which $14.5 million represented a gain on sale
  As previously announced, the Company repurchased 2.0 million shares of its common stock for approximately $29.5 million in the 2014 first quarter; as of May 8, 2014, the Company has approximately $75.0 million available for share repurchases under its existing stock repurchase program

Conference Call Details

Scientific Games will host a conference call today, May 8, at 4:30 pm ET to review results and discuss other topics. To access the call live via a listen-only webcast, please visit www.scientificgames.com and click on the webcast link under the Investor Information section. To access the call by telephone, please dial (800) 510-9691 (U.S. and Canada) or (617) 614-3453 (international). The conference ID is SGMS. A replay of the webcast will be archived in the Investor Information section on our website.

About Scientific Games

Scientific Games Corporation is a leading developer of technology-based products and services and associated content for worldwide gaming and lottery markets. The Company's portfolio includes instant and draw-based lottery games; electronic gaming machines and game content; server-based lottery and gaming systems; sports betting technology; loyalty and rewards programs; and social, mobile and interactive content and services. For more information, please visit: www.scientificgames.com.

Company Contacts

Investor Relations:
Bill Pfund (847) 785-3167

Media Relations:
Mollie Cole (773) 961-1194

Forward-Looking Statements

In this press release, the Company makes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate," "targeted," "should," "could," "potential," "opportunity," or similar terminology. These statements are based upon management's current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; U.S. and international economic and industry conditions, including declines in or slow growth of lottery retail sales or gross gaming revenues and reductions in or constraints on capital spending by gaming or lottery operators; slow growth of new gaming jurisdictions; slow addition of casinos in existing jurisdictions; declines in the replacement cycle of gaming machines; ownership changes and consolidation in the casino industry; opposition to legalized gaming or the expansion thereof; technological changes; ability to adapt to, and offer products that keep pace with, evolving technology; ability to develop successful gaming concepts and content; laws and government regulation, including those relating to gaming licenses and environmental laws; inability to identify and capitalize on trends and changes in the lottery and gaming industries, including the expansion of interactive gaming; dependence upon key providers in our social gaming business; retention and renewal of existing contracts and entry into new or revised contracts; level of our indebtedness; availability and adequacy of cash flows to satisfy obligations or future needs; restrictions and covenants in our debt agreements; protection of our intellectual property; ability to license third party intellectual property; intellectual property rights of others; security and integrity of our software and systems; reliance on or failures in our information technology systems; natural events that disrupt our operations or those of our customers, suppliers or regulators; inability to benefit from, and risks associated with, strategic equity investments and relationships; inability of our joint venture to meet the net income targets or otherwise to realize the anticipated benefits under its private management agreement with the Illinois Lottery; inability of our joint venture to meet the net income targets or other requirements under its agreement to provide marketing and sales services to the New Jersey Lottery or otherwise to realize the anticipated benefits under such agreement (including as a result of a protest); failure to realize the anticipated benefits related to the award to our consortium of an instant ticket concession in Greece; inability to complete and integrate future acquisitions; failure to achieve the intended benefits of the WMS acquisition, including due to the inability to realize synergies in the anticipated amounts or within the contemplated time-frames or cost expectations, or at all; restructuring costs; revenue recognition standards; impairment charges; fluctuations in our results due to seasonality and other factors; dependence on suppliers and manufacturers; risks relating to foreign operations, including fluctuations in foreign currency exchange rates and restrictions on the import of our products; dependence on our employees; litigation and other liabilities relating to our business, including relating to our contracts and licenses, our products and systems, our employees, intellectual property and our strategic relationships; influence of certain stockholders; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company's filings with the Securities and Exchange Commission ("SEC") (including our Annual Report on Form 10-K filed with the SEC on March 17, 2014 and in our subsequent periodic reports), including under the heading "Risk Factors" in the Company's periodic reports. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

The Company's management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: attributable EBITDA, free cash flow and EBITDA from equity investments (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.

The Company's management uses these non-GAAP financial measures to, among other things: (i) monitor and evaluate the performance of the Company's business operations, as well as the performance of its equity investments; (ii) facilitate management's internal comparisons of the Company's historical operating performance; (iii) facilitate management's external comparisons of the Company's results to the historical operating performance of other companies that may have different capital structures and debt levels; and (iv) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets. Accordingly, the Company's management believes that these non-GAAP financial measures are useful as they provide investors with information regarding the Company's financial condition and operating performance that is an integral part of management's reporting and planning processes

In particular, the Company's management believes that attributable EBITDA is helpful because this non-GAAP financial measure eliminates the effects of unusual, infrequent or other items that management believes have less bearing on the Company's underlying operating performance. Moreover, management believes attributable EBITDA and EBITDA from equity investments are useful to investors because a significant and increasing amount of the Company's business is conducted through its equity investments, and those measures eliminate financial items from the equity investees' earnings that management believes have less bearing on the equity investees' performance. Management believes that attributable EBITDA and free cash flow provide useful information regarding the Company's liquidity and its ability to service debt and fund investments. Management also believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations. In addition, attributable EBITDA and free cash flow (calculated by subtracting total capital expenditures from attributable EBITDA) are metrics used in determining performance-based bonuses (subject to certain additional adjustments in the discretion of the Company's compensation committee).

Attributable EBITDA

"Attributable EBITDA," as used herein, is a non-GAAP financial measure that is presented herein as supplemental disclosure that is reconciled to net income (loss) as set forth in the schedules titled Reconciliation of Net Loss to Attributable EBITDA below.

Attributable EBITDA is derived from the definition of "consolidated EBITDA" in our credit agreement. In connection with the WMS acquisition, on October 18, 2013, the Company terminated its prior credit agreement and entered into the new credit agreement. The definition of "consolidated EBITDA" in the new credit agreement is different from the definition in the prior credit agreement. As a result, the definition of "attributable EBITDA" as used herein is different from the definition of "attributable EBITDA" used in the Company's pre-acquisition earnings releases. In order to enhance comparability, attributable EBITDA for prior periods presented herein is based on the new definition of attributable EBITDA, and a schedule reconciling the differences between the two attributable EBITDA definitions is set forth in the schedule entitled Reconciliation of Attributable EBITDA Based on Definition under Prior Credit Agreement to Attributable EBITDA Based on Definition under New Credit Agreement below.

Like the definition of attributable EBITDA in our prior earnings releases, attributable EBITDA as used herein includes our consolidated EBITDA plus (without duplication) our pro rata share of the EBITDA of our joint ventures and minority equity investments, subject to adjustments only to the extent contemplated by the definition of "consolidated EBITDA" in our new credit agreement ("credit agreement adjustments"). The credit agreement adjustments that we use for attributable EBITDA have changed to some extent as a result of our new credit agreement, including the following:

  the adjustment for software license royalty payments to Playtech Limited or its affiliates (subject to a cap) has been eliminated under the new definition;
  the new definition includes adjustments for extraordinary, unusual or non-recurring charges (including legal and settlement costs), certain non-cash charges and charges or expenses attributable to cost savings initiatives and restructurings, whereas the corresponding adjustments under the old definition were limited to extraordinary charges or losses under GAAP, certain non-cash non-recurring write-downs under GAAP, and certain charges (subject to a cap) in connection with reductions in workforce, contract losses, discontinued operations, shutdown expenses and cost reduction initiatives;
  the adjustment for merger and other transaction fees and expenses is not capped in connection with a transaction that was not consummated; and
  the new definition includes adjustments for proceeds from business interruption insurance, realized and unrealized gains and losses from derivative and foreign exchange transactions and, subject to certain conditions, charges and expenses to the extent indemnified by a third party.

The Company anticipates that it will not include certain credit agreement adjustments in attributable EBITDA for purposes of the Company's earnings releases (and has not included those adjustments in the calculation of attributable EBITDA in this earnings release). For example, the Company does not expect to give effect in attributable EBIDTA to certain "pro forma" adjustments contemplated by the new credit agreement (including adjustments for acquisitions or dispositions), expected cost savings and other synergies, franchise taxes or Sarbanes-Oxley compliance costs. Attributable EBIDTA for purposes of the Company's earnings releases will not include any add-backs beyond those contemplated by the credit agreement adjustments.

"Consolidated EBITDA" as defined in our new credit agreement means, for any period, "consolidated net income" as defined in the credit agreement for such period plus, without duplication and, if applicable, except with respect to clauses (9), (10), (16) and (19) below, to the extent deducted in calculating such consolidated net income for such period, the sum of: (1) provisions for income (or similar) taxes, including franchise, excise and similar taxes and foreign withholding taxes; (2) interest expense (net of interest income, other than interest income earned on customer accounts), net losses on interest rate hedging obligations, amortization or write-off of debt discount and debt issuance costs and commissions, premiums, discounts and other fees and charges associated with debt; (3) depreciation and amortization expense and impairment charges; (4) extraordinary, unusual or non-recurring charges, expenses or losses, including severance costs and legal and settlement costs; (5) any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period); (6) non-cash stock-based compensation expenses; (7) transaction costs, fees, losses and expenses (whether or not any transaction is consummated); (8) management, monitoring, consulting and advisory fees, and due diligence expense and other transaction fees and expenses and related expenses paid; (9) proceeds from any business interruption insurance (to the extent not reflected as revenue or income); (10) certain pro forma cost savings and other synergies; (11) earn-out and similar obligations incurred in connection with any acquisition or other investment; (12) charges and expenses to the extent indemnified or insured by a third party to the extent that coverage has not been denied (other than any such denial that is being contested in good faith) and so long as such amounts are actually reimbursed within one year; (13) net realized losses relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830; (14) costs of surety bonds in connection with financing activities, (15) costs associated with compliance with the requirements of the Sarbanes-Oxley Act of 2002; (16) certain identified pro forma adjustments; (17) charges or expenses attributable to cost savings initiatives, business optimization, management changes, restructurings and integrations; (18) (a) any net loss resulting from hedge agreements and the application of FASB ASC 815 or currency translation losses related to currency re-measurements of debt and (b) the amount of loss resulting from a sale of receivables, payment intangibles and related assets in connection with a receivables financing; (19) cash receipts not included in consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of consolidated EBITDA for any previous period and not added back; and (20) up-front fees and certain other costs in connection with certain lottery or gaming licenses or concessions; minus, to the extent reflected in the statement of such consolidated net income for such period, the sum, without duplication, of: (1) any extraordinary, unusual or non-recurring income or gains; (2) non-cash income or gains (other than the accrual of revenue in the ordinary course), subject to specified exceptions; (3) gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items; (4) the amount of cash received in such period in respect of any non-cash income or gain in a prior period (to the extent such non-cash income or gain previously increased consolidated net income in a prior period); (5) net realized gains relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830; and (6) (a) any net gain resulting from hedge agreements and the application of FASB ASC Topic 815, (b) any net gain resulting in such period from currency translation gains related to currency remeasurements of debt and (c) the amount of gain resulting in such period from a sale of receivables, payment intangibles and related assets in connection with a receivables financing. "Consolidated EBITDA" is subject to certain pro forma adjustments in connection with material acquisitions and dispositions as provided in the new credit agreement. "Consolidated EBITDA" also includes our pro rata share of the EBITDA of our joint ventures and minority equity investments (without duplication of amounts otherwise constituting consolidated net income, as noted above). The foregoing definition of "consolidated EBITDA" is summary in nature and is qualified in its entirety by reference to the full text of such definition in the Company's new credit agreement, a copy of which is attached as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 18, 2013.

For a complete description of the definition of "consolidated EBITDA" in the Company's prior credit agreement, see Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on August 31, 2011.

Free Cash Flow

Free cash flow, as used herein, represents net cash provided by operating activities less total capital expenditures (which includes lottery and gaming systems expenditures and other intangible assets and software expenditures). Free cash flow is a non-GAAP financial measure that is presented herein as supplemental disclosure and is reconciled to net cash provided by operating activities in a schedule below.

EBITDA from Equity Investments

EBITDA from equity investments, as used herein, represents our share of the EBITDA (i.e., earnings (whether or not distributed to us) plus income tax expense, depreciation and amortization expense and interest (income) expense, net of other) of our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented herein as supplemental disclosure and is reconciled to earnings from equity investments in a schedule below.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Revenue:
Instant games	$ 126.2	$ 122.8
Services	176.8	81.8
Product sales	85.1	15.0
Total revenue	388.1	219.6

Operating expenses:
Cost of instant games(1)	69.9	68.2
Cost of services (1)	66.5	46.2
Cost of product sales(1)	46.4	10.3
Selling, general and administrative	91.8	48.8
Research and development	25.9	1.9
Employee termination and restructuring	5.6	0.3
Depreciation and amortization	94.1	32.8
Operating (loss) income	(12.1)	11.1
Other income (expense):
Interest expense	(47.9)	(25.0)
Earnings from equity investments	5.5	6.1
Gain on sale of equity interest	14.5	-
Other income (expense), net	2.9	(1.0)
Total other expense	(25.0)	(19.9)
Net loss from continuing operations before income taxes	(37.1)	(8.8)
Income tax expense	(7.9)	(3.5)
Net loss from continuing operations	$ (45.0)	$ (12.3)

Discontinued operations:
Loss from discontinued operations	$ -	$ (1.9)
Other expense	-	(0.1)
Gain on sale of assets	-	0.8
Income tax benefit	-	0.3
Net loss from discontinued operations	$ -	$ (0.9)

Net loss	$ (45.0)	$ (13.2)

Basic net loss per share:
Continuing operations	$ (0.53)	$ (0.15)
Discontinued operations	-	(0.01)
Total basic net loss per share	$ (0.53)	$ (0.16)

Diluted net loss per share:
Continuing operations	$ (0.53)	$ (0.15)
Discontinued operations	-	(0.01)
Total diluted net loss per share	$ (0.53)	$ (0.16)

Weighted average number of shares used in per share calculations:
Basic shares	84.3	84.6
Diluted shares	84.3	84.6

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

	March 31,	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$ 169.1	$ 153.7
Restricted cash	11.8	10.9
Accounts receivable, net	317.8	346.0
Notes receivable, net	143.9	158.7
Inventories	163.2	137.8
Deferred income taxes, current portion	35.2	35.1
Prepaid expenses, deposits and other current assets	112.3	119.3
Total current assets	953.3	961.5

Property and equipment, net	765.6	772.6
Long-term notes receivable	64.1	72.6
Goodwill	1,190.4	1,186.9
Intangible assets, net	512.8	411.1
Software, net	329.0	343.5
Equity investments	319.0	367.2
Other assets	125.9	126.5
Total assets	$ 4,260.1	$ 4,241.9

Liabilities and Stockholders' Equity:
Debt payments due within one year	$ 32.9	$ 30.4
Accounts payable	108.5	140.9
Accrued liabilities	301.7	285.8
Total current liabilities	443.1	457.1

Deferred income taxes	145.3	138.0
Other long-term liabilities	217.5	109.6
Long-term debt, excluding current installments	3,168.3	3,162.2
Total stockholders' equity	285.9	375.0
Total liabilities and stockholders' equity	$ 4,260.1	$ 4,241.9

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$ (45.0)	$ (13.2)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	94.1	33.3
Change in deferred income taxes	1.2	0.8
Stock-based compensation	5.2	5.9
Non-cash interest expense	4.3	1.7
Earnings from equity investments, net	(5.5)	(6.1)
Distributed earnings from equity investments	18.2	2.2
Gain on sale of equity interest	(14.5)	-
Changes in current assets and liabilities, net of effects of acquisitions and other	25.3	(1.4)
Net cash provided by operating activities	83.3	23.2

Cash flows from investing activities:
Capital expenditures	(59.6)	(36.3)
Proceeds from asset disposals	-	0.9
Change in other assets and liabilities, net	(0.1)	(0.2)
Equity method investments	(17.7)	-
Distributions of capital on equity investments	22.4	-
Proceeds from sale of equity interest	44.9	-
Restricted cash	(0.9)	1.0
Business acquisitions, net of cash acquired	-	(0.3)
Net cash used in investing activities	(11.0)	(34.9)

Cash flows from financing activities:
Long term debt, net	(6.0)	(0.7)
Common stock repurchases	(29.5)	-
Contingent earnout payments	(1.8)	-
Net redemptions of common stock under stock-based compensation plans	(19.2)	(2.9)
Net cash used in financing activities	(56.5)	(3.6)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	(3.7)
Increase (decrease) in cash and cash equivalents	15.4	(19.0)
Cash and cash equivalents, beginning of period	153.7	109.0
Cash and cash equivalents, end of period	$ 169.1	$ 90.0

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Three Months Ended March 31, 2014

		Instant	Lottery		Total
	Gaming	Products	Systems	Corporate	Consolidated

Revenue:
Instant games	$ -	$ 126.2	$ -	$ -	$ 126.2
Services	126.7	-	50.1	-	176.8
Product sales	67.5	3.1	14.5	-	85.1
Total revenue	$ 194.2	$ 129.3	$ 64.6	$ -	$ 388.1

Operating expenses:
Cost of instant games (1)	$ -	$ 69.9	$ -	$ -	$ 69.9
Cost of services (1)	36.1	-	30.4	-	66.5
Cost of product sales (1)	32.7	2.0	11.7	-	46.4
Selling, general and administrative	44.4	12.3	5.0	24.9	86.6
Research and development	25.3	0.2	0.4	-	25.9
Stock-based compensation	1.5	0.7	0.6	2.4	5.2
Employee termination and restructuring	5.2	0.4	-	-	5.6
Depreciation and amortization	63.7	8.2	14.3	7.9	94.1
Operating (loss) income	$ (14.7)	$ 35.6	$ 2.2	$ (35.2)	$ (12.1)

Other (expense) income:
Interest expense					$ (47.9)
Earnings (loss) from equity investments	$ (0.3)	$ 5.4	$ 0.4		5.5
Gain on sale of equity interest				$ 14.5	14.5
Other income (expense), net				2.9	2.9
Total other expense					$ (25.0)

Net loss from continuing operations before income taxes					$ (37.1)
Income tax expense					(7.9)
Net loss from continuing operations					$ (45.0)

Discontinued operations:
Net loss from discontinued operations					$ -

Net loss					$ (45.0)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (45.0)
Employee termination and restructuring (2)	$ 5.2	$ 0.4	$ -	$ -	5.6
M&A and financing costs and charges (2)	2.5	-	-	1.2	3.7
Depreciation and amortization:
Impact of purchase price accounting adjustments (2)	8.5	-	-	-	8.5
Impairments and write-offs (2)	0.3	-	-	3.1	3.4
Other	54.9	8.2	14.3	4.8	82.2
Gain on sale of equity interest	-	-	-	(14.5)	(14.5)
Other expense (income), net	-	-	-	0.6	0.6
Interest expense					47.9
Income tax expense					7.9
Stock-based compensation	1.5	0.7	0.6	2.4	5.2
EBITDA from equity investments	4.4	16.9	1.5	-	22.8
(Earnings) loss from equity investments	0.3	(5.4)	(0.4)	-	(5.5)
Attributable EBITDA	$ 62.6	$ 61.8	$ 18.6	$ (20.2)	$ 122.8

(1) Exclusive of depreciation and amortization.
(2) Total income tax expense (benefit) on these items is $0.0 million.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Three Months Ended March 31, 2013

		Instant	Lottery		Total
	Gaming	Products	Systems	Corporate	Consolidated

Revenue:
Instant games	$ -	$ 122.8	$ -	$ -	$ 122.8
Services	34.0	-	47.8	-	81.8
Product sales	4.6	3.5	6.9	-	15.0
Total revenue	$ 38.6	$ 126.3	$ 54.7	$ -	$ 219.6

Operating expenses:
Cost of instant games (1)	$ -	$ 68.2	$ -	$ -	$ 68.2
Cost of services (1)	18.4	-	27.8	-	46.2
Cost of product sales (1)	2.6	2.5	5.2	-	10.3
Selling, general and administrative	7.6	11.5	4.8	19.1	43.0
Research and development	0.4	0.1	1.4	-	1.9
Stock-based compensation	0.5	0.8	0.5	4.0	5.8
Employee termination and restructuring	-	0.3	-	-	0.3
Depreciation and amortization	11.1	9.0	12.6	0.1	32.8
Operating (loss) income	$ (2.0)	$ 33.9	$ 2.4	$ (23.2)	$ 11.1

Other (expense) income:
Interest expense					$ (25.0)
Earnings (loss) from equity investments	$ (0.3)	$ 6.3	$ 0.1		6.1
Other income (expense), net				$ (1.0)	(1.0)
Total other expense					$ (19.9)

Net loss from continuing operations before income taxes					$ (8.8)
Income tax expense					(3.5)
Net loss from continuing operations					$ (12.3)

Discontinued operations:
Net loss from discontinued operations					$ (0.9)

Net loss					$ (13.2)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (13.2)
Employee termination and restructuring (2)	$ -	$ 0.3	$ -	$ -	0.3
Other employee severance(2)	1.0	0.5	-	-	1.5
M&A/financing costs and charges (2)	-	-	-	4.3	4.3
Depreciation and amortization	11.1	9.0	12.6	0.1	32.8
Other expense (income), net	-	-	-	1.1	1.1
Net loss from discontinued operations					0.9
Interest expense					25.0
Income tax expense					3.5
Non-cash stock-based compensation	0.5	0.8	0.5	4.0	5.8
EBITDA from equity investments	3.7	16.5	1.5	-	21.7
(Earnings) loss from equity investments	0.3	(6.3)	(0.1)	-	(6.1)
Attributable EBITDA	$ 14.3	$ 61.0	$ 17.0	$ (14.7)	$ 77.6

(1) Exclusive of depreciation and amortization.
(2) Total income tax expense (benefit) on these items is ($0.4) million.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CALCULATION OF FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended March 31,
	2014	2013

Net cash provided by operating activities	$ 83.3	$ 23.2

Less: Additions to property and equipment	(12.2)	(7.3)
Less: Lottery and gaming operations expenditures	(24.7)	(16.9)
Less: Intangible assets and software expenditures	(22.7)	(12.1)
Total capital expenditures	$ (59.6)	$ (36.3)

Free cash flow	$ 23.7	$ (13.1)

During the quarter ended March 31, 2014, the Company received a return of capital payment from LNS of
$22.4 million and proceeds from the sale of its equity interest in Sportech PLC of $44.9 million, and made an investment of $17.7 million in ITL related to UK Gaming's roll-out of terminals for Ladbrokes, which are not included above. During the quarter ended March 31, 2013, the Company received no return of capital payments related to its equity investments.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF ATTRIBUTABLE EBITDA BASED ON DEFINITION UNDER PRIOR CREDIT AGREEMENT
TO ATTRIBUTABLE EBITDA BASED ON DEFINITION UNDER NEW CREDIT AGREEMENT
(Unaudited, in millions)

Three Months Ended March 31,
2013

Attributable EBITDA under prior credit agreement definition (1)	$ 78.6

Adjustments to conform to new credit agreement definition:
Less: Playtech royalties and fees	(2.1)
Add: Foreign exchange loss	1.2
Less: Purchase accounting, restructuring and integration	(0.1)

Attributable EBITDA under new credit agreement definition	$ 77.6

(1) Amounts for three months ended March 31, 2013 have been
adjusted to remove the impact of discontinued operations.
SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF EARNINGS FROM EQUITY INVESTMENT TO EBITDA FROM EQUITY INVESTMENTS
(Unaudited, in millions)

	Three Months Ended March 31,
	2014	2013
EBITDA from equity investments(1):
Earnings from equity investments	$ 5.5	$ 6.1
Add: Income tax expense	3.4	3.2
Add: Depreciation and amortization	12.1	11.2
Add: Interest expense, net of other	1.8	1.2
EBITDA from equity investments	$ 22.8	$ 21.7

(1) EBITDA from equity investments includes results from the Company's participation in Lotterie Nazionali S.r.l., Roberts Communications Network, LLC, Beijing CITIC Scientific Games Technology Co., Ltd., Sportech PLC, Beijing Guard Libang Technology Co., Ltd., Northstar Lottery Group, LLC and Northstar New Jersey Lottery Group, LLC (beginning October 1, 2013).

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES SUPPLEMENTAL INFORMATION - HISTORICAL REVENUE METRICS FOR 2013 (Unaudited) (in millions, except unit, per unit data and ARPDAU)

The information set forth below presents historical data for the Company and its subsidiaries for the periods presented. The information presented under the heading "Gaming Revenue Metrics" includes the results of WMS only from the date of the Company's acquisition of WMS on October 18, 2013 through December 31, 2013. The information set forth in the table below should be read in conjunction with the historical financial statements of the Company that are included in the Company's Annual Report on Form 10-K filed with the SEC on March 17, 2014.

	March 31,	June 30,	September 30,	December 31,	Year
	2013	2013	2013	2013	2013

Gaming Revenue Metrics
Services revenue:
WAP and premium participation products (1)	$ -	$ -	$ -	$ 45.5	$ 45.5
Other leased and participation products (2)	27.4	29.0	26.6	29.9	112.9
Interactive gaming products and services (3)	-	-	-	28.4	28.4
Other services	6.6	6.5	5.6	6.3	25.0
Services revenue	$ 34.0	$ 35.5	$ 32.2	$ 110.1	$ 211.8

WAP and premium participation products (1):
WAP participation units	-	-	-	3,817	3,817
Premium participation units	-	-	-	5,594	5,594
Installed base at period end	-	-	-	9,411	9,411
Average installed base	-	-	-	9,365	9,365
Average daily revenue per unit	$ -	$ -	$ -	$ 65.71	$ 65.71

Other leased and participation units (2):
Installed base at period end	26,348	26,277	26,829	29,018	29,018
Average installed base	25,893	26,168	26,641	28,198	27,242
Average daily revenue per unit	$ 11.75	$ 12.19	$ 10.87	$ 11.52	$ 11.36

Interactive gaming products and services - social casino:
Average MAU (4)	-	-	-	4.2	4.2
Average DAU (5)	-	-	-	1.2	1.2
ARPDAU (6)	$ -	$ -	$ -	$ 0.26	$ 0.26

Product sales revenue:
New gaming machines sales	$ 3.4	$ 2.5	$ 1.6	$ 60.0	$ 67.5
Other product sales	1.2	2.5	5.7	11.8	21.2
Product sales revenue	$ 4.6	$ 5.0	$ 7.3	$ 71.8	$ 88.7

U.S. and Canadian new unit shipments	65	9	-	2,169	2,243
International new unit shipments	326	519	276	1,724	2,845
Total new unit shipments	391	528	276	3,893	5,088
Average sales price per new unit	$ 8,662	$ 4,674	$ 5,818	$ 15,410	$ 13,267

Instant Products Revenue Metrics
Instant games by revenue type:
Participation contracts	$ 63.4	$ 62.1	$ 62.0	$ 67.2	$ 254.7
Price-per-unit contracts	46.8	53.9	46.3	55.5	202.5
Licensing and player loyalty	12.6	10.5	21.4	14.3	58.8
Instant games revenue	$ 122.8	$ 126.5	$ 129.7	$ 137.0	$ 516.0

Instant games revenue by geography:
United States	$ 76.2	$ 78.7	$ 79.6	$ 80.6	$ 315.1
International	46.6	47.8	50.1	56.4	200.9
Instant games revenue	$ 122.8	$ 126.5	$ 129.7	$ 137.0	$ 516.0

U.S. lottery customers' retail sales of instant games (7)	$ 9,467	$ 9,419	$ 8,689	$ 9,172	$ 36,747
Italy retail sales of instant games (7)	€ 2,546	€ 2,374	€ 2,253	€ 2,439	€ 9,612

Lottery Systems Revenue Metrics
Services revenue by geography:
United States	$ 27.2	$ 28.2	$ 27.7	$ 33.2	$ 116.3
International	20.6	21.5	20.8	24.0	86.9
Services revenue	$ 47.8	$ 49.7	$ 48.5	$ 57.2	$ 203.2

Product sales revenue by geography:
United States	$ 1.2	$ 1.9	$ 1.1	$ 0.3	$ 4.5
International	5.7	12.8	12.5	22.2	53.2
Product sales revenue	$ 6.9	$ 14.7	$ 13.6	$ 22.5	$ 57.7

U.S. lottery customers' retail sales (8)	$ 2,088	$ 2,196	$ 2,100	$ 2,174	$ 8,558

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The information set forth in the supplemental table below presents standalone historical data for WMS and is provided as supplemental information. The information relating to periods prior to the Company's acquisition of WMS on October 18, 2013 has been derived from the books and records of WMS and is not intended to be an indicator of the Company's future results. The supplemental information set forth in the table below relating to periods prior to October 18, 2013 should be read in conjunction with the historical financial statements of WMS that are incorporated by reference in the Company's Current Report on Form 8-K/A filed with the SEC on December 17, 2013. The information set forth below relating to periods following the Company's acquisition of WMS should be read in conjunction with the historical financial statements of the Company that are included in the Company's Annual Report on Form 10-K filed with the SEC on March 17, 2014.

	March 31,	June 30,	September 30,	December 31,	Year
	2013	2013	2013	2013	2013

Standalone Historical Data for WMS - Gaming Revenue Metrics
Services:
WAP and premium participation products (1):
WAP participation units	3,346	3,493	3,682	3,817	3,817
Premium participation units	6,238	6,317	5,755	5,594	5,594
Installed base at period end	9,584	9,810	9,437	9,411	9,411
Average installed base	9,199	9,588	9,669	9,460	9,479
Average daily revenue per unit	$ 69.21	$ 67.46	$ 66.39	$ 64.84	$ 66.95

Other leased and participation units (9):
Installed base at period end	1,546	1,546	1,751	2,198	2,198
Average installed base	1,540	1,533	1,713	1,615	1,600
Average daily revenue per unit	$ 10.39	$ 13.26	$ 9.95	$ 9.20	$ 10.66

Interactive gaming products and services - social casino:
Average MAU (4)	2.3	2.3	3.4	4.2	3.1
Average DAU (5)	0.6	0.6	0.9	1.2	0.8
ARPDAU (6)	$ 0.38	$ 0.36	$ 0.31	$ 0.26	$ 0.32

Product sales:
U.S. and Canadian new unit shipments	3,619	4,740	2,553	2,201	13,113
International new unit shipments	1,644	2,055	1,582	1,571	6,852
Total new unit shipments	5,263	6,795	4,135	3,772	19,965
Average sales price per new unit	$ 15,344	$ 15,443	$ 16,026	$ 15,729	$ 15,592

(1)  WAP (wide-area progressive) and premium participation products comprise WMS participation gaming machines (WAP, LAP (local-area progressives) and standalone units) generally available only as leased units.
(2)  Other leased and participation products are comprised principally of Scientific Games server-based gaming machines, primarily in the U.K., and other leased WMS units, including 100 units that historically had been included in the WMS participation installed base.
(3)  Social casino revenue is reported on a gross basis before platform fees in the 2013 fourth quarter as a result of a change in the Facebook® payment settlement process (rather than on a net revenue basis as reported by WMS prior to October 1, 2013). The reporting change represented $6.7 million of the interactive services revenue and an equal amount of cost of services in the 2013 fourth quarter.
(4)  MAU = Monthly Active Users and is a count of unique visitors to our site during a month
(5)  DAU = Daily Active Users and is a count of unique visitors to our site during a day
(6) ARPDAU = Average revenue per daily active user (gross revenue) and is calculated by dividing revenue for a period by the DAU for the period by the number of days in the period.
(7) Information provided by third-party lottery operators.
(8) U.S. lottery customers' retail sales primarily include sales of draw games, keno and instant games validated by the relevant system, and is provided by third-party lottery operators. In 2013 and prior periods, the metric presented included sales of draw games only; the 2013 period retail sales information presented above conforms to the new metric.
(9) Other leased and participation products are comprised of other leased WMS gaming machines, including 100 units that historically had been included in the WMS participation installed base.